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PROSPECTUS SUPPLEMENT                                                                      File No. 333-52822
----------------------                                                                         Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number: 2212



                                                    Merrill Lynch & Co., Inc.
                                                   Medium-Term Notes, Series B
                                           Due Nine Months or More from Date of Issue


                                                       Floating Rate Notes


Principal Amount:                 $300,000,000                        Original Issue Date:    March 8, 2002

Issue Price:                      100.00%                             Stated Maturity Date:   March 8, 2005

CUSIP Number:                     59018Y MF 5

Interest Calculation:                                                 Day Count Convention:
--------------------                                                  --------------------
[x]   Regular Floating Rate Note                                       [x]  Actual/360
[ ]   Inverse Floating Rate Note                                       [ ]  30/360
        (Fixed Interest Rate):                                         [ ]  Actual/Actual




Interest Rate Basis:
-------------------
[ ]  LIBOR                                                            [ ]  Commercial Paper Rate
[ ]  CMT Rate                                                         [ ]  Eleventh District Cost of Funds Rate
[ ]  Prime Rate                                                       [ ]  CD Rate
[x]  Federal Funds Rate                                               [ ]  Other (see attached)
[ ]  Treasury Rate
  Designated CMT Page:                                                Designated LIBOR Page:
      CMT Telerate Page:                                                   LIBOR Telerate Page:
      CMT Reuters Page:                                                    LIBOR Reuters Page:




Index Maturity:           Not Applicable                              Minimum Interest Rate:  Not Applicable

Spread:                   +0.450%                                     Maximum Interest Rate:  Not Applicable

Initial Interest Rate:    Calculated as if the Original Issue Date    Spread Multiplier:      Not Applicable
                          was an Interest Reset Date
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Interest Reset Dates:     Each Business Day, commencing March 11, 2002 to but excluding the Stated Maturity Date, subject to the following Business Day convention.

Interest Payment Dates:   Quarterly, on the 8th of March, June, September and December commencing June 8, 2002 until maturity, subject to the following Business Day convention.
Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), First Union Securities, Inc.
                          and Credit Lyonnais Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated March 5, 2002 (the Agreement"), between the Company and the
                          Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                          Underwriters has severally and not jointly agreed to purchase the principal amount of
                          Notes set forth opposite its name below:

                          Underwriters                               Principal Amount of the Notes
                          ------------                               -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith
                                      Incorporated                            $288,000,000
                          First Union Securities, Inc.                          $6,000,000
                          Credit Lyonnais Securities (USA) Inc.                 $6,000,000
                                                                              -------------
                                                                Total         $300,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Dated:                    March 5, 2002

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